Exhibit 99.1

For Immediate Release

Cushman & Wakefield Announces an Amendment and Extension of Credit Facility

CHICAGO, April 29, 2022— Cushman & Wakefield (NYSE: CWK), a leading global real estate services firm, today announced that the firm has amended its current Credit Agreement to increase the revolving commitments from $1.0 billion to $1.1 billion and has also extended the maturity date for the revolving credit facility from August 21, 2023 to April 28, 2027. All other terms are substantially similar to the existing credit facility.

In addition, the amendment reflects Cushman & Wakefield’s commitment to environmental, social and governance (ESG) by adding a pricing adjustment linked to sustainability features based on the firm’s greenhouse gas (GHG) emission targets. These targets include:

•	Reducing GHG emissions across our corporate offices and operations 50% by 2030.

•	Partnering with the firm’s clients (representing 70% of its scope 3 value chain emissions) to set their own science-based targets by 2025.

“We are pleased to have completed the amendment of our credit facility and appreciate the strong support and commitment from our bank partners,” said Neil Johnston, Chief Financial Officer of Cushman & Wakefield. “Additionally, we are proud to align our sustainability commitments with our credit facility, demonstrating our commitment to ESG and the vital role we play in shaping a sustainable future for the commercial real estate industry.”

About Cushman & Wakefield

Cushman & Wakefield (NYSE: CWK) is a leading global real estate services firm that delivers exceptional value for real estate occupiers and owners. Cushman & Wakefield is among the largest real estate services firms with approximately 50,000 employees in over 400 offices and approximately 60 countries. In 2021, the firm had revenue of $9.4 billion across core services of property, facilities and project management, leasing, capital markets, and valuation and other services. To learn more, visit www.cushmanwakefield.com or follow @CushWake on Twitter.

-END-

INVESTOR RELATIONS:	MEDIA CONTACT:
Len Texter	Aixa Velez
Investor Relations	Corporate Communications
+1 312 338 7860	+1 312 424 8195
IR@cushwake.com	aixa.velez@cushwake.com